Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-185612 and 333-208575 on Form S-8 and Registration Statement No. 333-204597 on Form S-3 of Par Pacific Holdings, Inc. of our report dated June 10, 2016, relating to the consolidated financial statements of Hermes Consolidated, LLC and subsidiary as of and for the year ended December 31, 2015, appearing in this Current Report on Form 8-K of Par Pacific Holdings, Inc. dated June 14, 2016.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

June 14, 2016